CERTIFICATE OF AMENDMENT OF BYLAWS
                                                        OF
                                           RIVIERA HOLDINGS CORPORATION


         The undersigned, as Secretary of RIVIERA HOLDINGS CORPORATION, a Nevada corporation, does hereby certify that the following amendments to the bylaws of the corporation (the "Bylaws") were duly adopted by the Directors at a meeting of the corporation's Board of Directors on the 12th day of August 2008.

                           RESOLVED, that Section 1.08(g) shall be amended and
restated as follows:

         (g)  At any meeting of shareholders where a quorum is present:

                           (i) Except as provided in Sections 2.06 and 2.04 of
                  Article II or in the next sentence, each director shall be elected by the vote of the majority of the shares cast with respect to the election of directors. Notwithstanding the foregoing, if at the close of the notice periods set forth in
                  Section 1.14 of this Article I, the Chairman of the Board, or if no Chairman, then the entire Board, determines that the number of persons properly nominated to serve as directors of the corporation exceeds the number of directors to be elected (a "Contested Election"), the directors shall be elected by a plurality of the votes of the shares represented at the meeting and entitled to vote on the election of directors. For purposes of this Section 1.08 (g), a vote of the majority of the shares cast means that the number of shares voted "for" a director must exceed the number of votes "withheld" from his or her election or cast "against" his or her election. If a director is not elected in a non-Contested Election, the director shall offer to tender his or her resignation to the Board of Directors. The Governance and Nominating Committee of the Board of Directors, or such other committee designated by the Board pursuant to Section 2.15 of Article II for the purpose of recommending director nominees to the Board of Directors, will make a recommendation to the Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the committee's recommendation and publicly disclose its decision and rationale within 90 days following the date of the certification of the election results. The director who tenders his or her resignation pursuant to this Section 1.08(g) will not participate in the Board's decision with respect to that resignation.

                       (ii) For all matters other than the election of
                  directors, unless the Articles of Incorporation or these Bylaws provide for a different proportion, the affirmative vote of holders of at least a majority of the voting power represented at the meeting and entitled to vote on any matter shall be the act of the stockholders, unless voting by classes is required for any action of the stockholders by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, in which case the affirmative vote of holders of at least a majority of the voting power of each such class shall be required.



DATED:  August 14, 2008


                                               By:/s/TULLIO J. MARCHIONNE
                                               ----------------------------
                                               TULLIO J. MARCHIONNE, Secretary